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                                                                    Exhibit 10.4
                            NONCOMPETITION AGREEMENT


     THIS NONCOMPETITION AGREEMENT (this "Agreement") is made as of the ___ day of September, 1997 (the "Effective Date"), between AURA SYSTEMS, INC., a
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Delaware corporation ("Aura"), and NEWCOM, INC., a Delaware corporation
                                   ------------
("NewCom").

     RECITALS:

     A. Aura is an existing corporation duly organized and in good standing under the laws of the State of Delaware with its principal executive offices located in El Segundo, California.

     B. NewCom is an existing corporation duly organized and in good standing under the laws of the State of Delaware with its principal executive offices located in Westlake Village, California.

     C. Each of the parties to this Agreement has obtained all necessary corporate approvals for the execution and delivery of this Agreement.

     D. Each of the parties to this Agreement intend to conduct their relationship hereunder on an arm's length basis.

     E. Aura currently owns more than ninety percent (90%) of the outstanding common stock of NewCom. NewCom is currently considering an initial public offering (the "IPO") of its securities, including approximately 1.7 million shares of its common stock, $0.001 par value per share (the "Common Stock").

     F. In connection with the execution and delivery of this Agreement, Aura and NewCom have entered into (1) a Common Stock Redemption Option Agreement of even date herewith (the "Redemption Option Agreement"), (2) a Tax Sharing Agreement of even date herewith (the "Tax Sharing Agreement"), (3) a Corporate Services Agreement of even date herewith (the "Services Agreement"), (4) a Registration Rights Agreement of even date herewith (the "Aura Rights Agreement") and (5) a Sublease Agreement of even date herewith (the "Sublease"). The Redemption Option Agreement, Tax Sharing Agreement, Services Agreement, Aura Rights Agreement and Sublease are herein collectively referred to as the "Related Agreements."

     G.  Noncompetition and Grant of License.  In connection with the IPO, Aura
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and NewCom have agreed that Aura will not compete with NewCom in certain businesses and that Aura will grant to NewCom a license on certain products and technology pursuant to the terms hereof.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of their mutual

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promises and obligations herein contained, intending to be legally bound, the parties do hereby agree as follows:

                            ARTICLE 1 - DEFINITIONS

     1.1 "Affiliate" means any entity as to which Aura shall control more than fifty percent (50%) of the outstanding voting power for the election of directors (or similar officials) of such entity, other than NewCom.

     1.2 "Aura" shall mean Aura and all corporations, partnerships, joint ventures, associations and other entities (other than NewCom) in which Aura beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests.

     1.3 "NewCom" shall mean NewCom and all corporations, partnerships, joint ventures, associations and other entities in which NewCom beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests.

     1.4 "PC Communication Products Business" shall mean the development, design, manufacture, marketing and sale of personal computer communication products including, without limitation, external and internal data/fax and voice modems, ISDN modems, cable modems, ADSL modems and Internet communication appliances.

     1.5 "PC Multimedia Products Business" shall mean the development, design, manufacture, marketing and sales of multimedia products for the personal computer market including, without limitation, add-in subsystems, upgrade kits and Internet access kits that incorporate one or more components including CD-ROM drives, speakers, soundcards, modems, microphones and other telephony and sound solutions, including DVD CDR (read/write) and CDR-MPEG (video encoding and decoding) drives and 3-D graphics cards.

     1.6 "Related Entities" means any entity as to which NewCom shall control more than fifty percent (50%) of the outstanding voting power for the election of directors (or similar officials) of such entity.

                          ARTICLE 2 - NONCOMPETITION

     2.1  Noncompetition by Aura.  In anticipation that NewCom will cease to be
          ----------------------
an over ninety percent (90%) owned subsidiary of Aura, but that Aura will remain a significant stockholder of NewCom, Aura covenants and agrees that for the term of this Agreement, neither Aura nor any Affiliate will directly or indirectly compete with NewCom in the PC Communication Product Business or the PC Multimedia Products Business in any jurisdiction in any country worldwide. The parties hereby acknowledge and agree that the time and scope of the covenants set forth in this Section are reasonable in light of the nature, business, operations and prospects of the PC Communication Products Business or the PC Multimedia Products Business.

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     2.2  Scope of Businesses.  The determination as to the scope of the PC
          -------------------
Communication Products Business and the PC Multimedia Products Business shall be mutually agreed upon by the parties. Absent such mutual agreement, such determination shall be settled pursuant to the provisions of Article 5.

                              ARTICLE 3 - LICENSE

     3.1  License.  Aura hereby grants to NewCom and NewCom hereby accepts an
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exclusive, fully paid, royalty free, worldwide license to make, use or sell any technology or products developed or offered by Aura during the term of this Agreement, which technology or products are within the scope of the PC Communication Products Business or the PC Multimedia Products Business (the "License").

     3.2  Irrevocability of License.  The License granted in Section 3.1 shall
          -------------------------
be irrevocable during the term of this Agreement.

                       ARTICLE 4 - TERM AND TERMINATION

     4.1  Term.  The term of this Agreement shall commence on the Effective Date
          ----
and shall continue for three (3) years thereafter, unless terminated earlier pursuant to Section 4.2 or extended by the mutual agreement of the parties.

     4.2  Termination.  Either party shall have the right to terminate this
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Agreement upon the occurrence of any of the following events:

     (a) A breach of this Agreement by Aura or any of its Affiliates that is not cured within thirty (30) days after receipt of written notice of such breach from NewCom; or

     (b) Aura ceases to beneficially own Common Stock representing at least twenty percent (20%) of the outstanding shares of Common Stock of NewCom.

                      ARTICLE 5 - RESOLUTION OF DISPUTES

     5.1  Arbitration.  Any controversy or claim between Aura and NewCom arising
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out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith, will, at the request of any party be determined by arbitration conducted in Los Angeles, California.

     (a) The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). The award rendered by the arbitrator(s) shall set forth findings of facts and conclusions of law and shall be final, and the judgment may be entered in any court having jurisdiction thereof. A failure by the arbitrator(s) to make findings of fact and conclusions of law shall be

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grounds for overturning the award.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

     (b) In any arbitration proceeding, the arbitrator(s) is (are) authorized to apportion costs and expenses, including investigation, legal and other expenses, which may include, if applicable, a reasonable estimate of allocated costs and expenses of in-house legal counsel and legal staff. Such costs and expenses are to be awarded only after the conclusion of the arbitration and will not be advanced during the course of such arbitration.

                     ARTICLE 6 - MISCELLANEOUS PROVISIONS

     6.1  Confidentiality.  Each of the parties hereto further agrees and
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warrants that, during and after the term of this Agreement, neither Aura nor any of its Affiliates nor NewCom nor any Related Entities, will at any time, directly or indirectly, except as may be required by law, divulge, furnish or make accessible to anyone, or appropriate to its own use, or to the use of any third party, any knowledge or information with respect to secret, confidential, or proprietary information concerning the PC Communication Products Business or the PC Multimedia Products Business.

     6.2  Remedies for Breach.  Both parties recognize that any breach of this
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Agreement hereof at any time could result in irreparable damage to NewCom in an amount difficult to ascertain. Accordingly, in addition to any other relief to which NewCom may be entitled, NewCom shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for such breach of this Agreement, to enforce the specific performance of the terms and conditions of this Agreement by Aura or an Affiliate.

     6.3  Several Promises.  The parties hereto intend that the covenants set
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forth in Section 2.1 hereof shall be construed as a series of separate promises, each promise for each jurisdiction to which this Agreement may apply. Except for such geographic coverage, each such separate promise shall be deemed identical in terms. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Agreement shall be adjudicated to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

     6.4  Governing Law.  This Agreement shall be governed by and construed
          -------------
under the laws of the State of California without regard to principles of conflicts of laws.

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     6.5  Notices.  Any notice permitted or required by this Agreement shall be
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deemed given when sent by personal service, by certified or registered mail return receipt requested, postage prepaid, by facsimile transmission or by overnight delivery by a nationally recognized courier and addressed as follows:

     If to NewCom:

          President and Chief Executive Officer
          31166 Via Colinas
          Westlake Village, CA 91312
          Fax:  (818) 597-3210

     If to Aura:

          President or Chief Executive Officer
          2335 Alaska Avenue
          El Segundo, CA 90245
          Fax:  (310) 643-8719


     6.6  Counterparts.  This Agreement may be executed in two or more
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counterparts, each of which, when executed by both parties to this Agreement, shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument.

     6.7  Entire Agreement.  This Agreement constitutes the entire agreement of
          ----------------
the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties.

     6.8  Amendments.  This Agreement may be changed, amended, modified, or
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rescinded only by an instrument in writing signed by the party against which enforcement of such change, amendment, modification or rescission is sought.

     6.9  Waivers.  The provisions of this Agreement may be waived only by a
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written instrument executed by the party so waiving.  Except as expressly set forth herein, the failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or breach of any provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of any other condition or of the breach of any other provision of this Agreement.

     6.10  Relationship.  Nothing in this Agreement shall be deemed to create a
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partnership, joint venture or agency relationship between the parties. Both parties are independent contractors and neither party is to be considered the agent or legal representative of the other for any purpose whatsoever.

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     6.11  Successors and Assigns.  This Agreement shall bind and inure to the
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benefit of the parties and their respective successors and assigns, except that no obligation under this Agreement may be delegated, nor may this Agreement be assigned, without the prior written consent of the other party. Any such purported assignment of this Agreement without the prior written consent of the other party shall be void and without effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              AURA SYSTEMS, INC.



                              By______________________________

                              Its_____________________________


                              NEWCOM, INC.



                              By______________________________

                              Its_____________________________

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